Exhibit 99.1

Weyco Reports First Quarter Sales and Earnings

          MILWAUKEE, April 22 /PRNewswire-FirstCall/ -- Weyco Group, Inc. (Nasdaq: WEYS) today announced financial results for the quarter ended March 31, 2005.

          Net earnings grew approximately 1% to $5.20 million up from $5.15 million in 2004.  Diluted earnings per share decreased to $.43 per diluted share in 2005 from $.44 per diluted share in 2004.  The decrease in per share earnings was the result of an increase in weighted average shares outstanding.

          Net sales totaled $57.8 million compared with $61.7 million in 2004, down 6%.  Sales in the wholesale division, which include wholesale sales and licensing revenues, were $51.1 million compared with $55.2 million in 2004. Wholesale sales were down 8.5% from $54.5 million in 2004 to $49.9 million in 2005.  Licensing revenues were $1.2 million compared with $750,000 in 2004. Sales of the Company’s Florsheim, Stacy Adams and Nunn Bush brands were down 6%, 2% and 18%, respectively, for the quarter.  Florsheim sales continued to be affected by the decline in sales of the FLS sub brand.  During the quarter, the Company made the decision to discontinue the FLS product line in the U.S. FLS is a lower priced sub brand in the Florsheim division.  Sales of FLS were down $1.1 million or  51% for the quarter.  Sales of the other Florsheim products were up 3% for the quarter.  The Company estimates that the effect on total Florsheim sales resulting from the discontinuance of FLS will be between $5 - 6 million for 2005.

          Retail sales increased 4% to $6.7 million, up from $6.45 million in 2004. Same store sales were up 7.6%.

          Operating earnings were $8.4 million, down 1% from $8.5 million in 2004. Operating earnings as a percent of net sales increased to 14.5% from 13.7% in 2004.  Operating earnings remained strong despite the overall decrease in sales because of increased gross margins, an increase in royalty income, a focus on controlling costs and better performance from the Company’s retail division.

          “While we are disappointed in the overall sales decrease in our wholesale business, we are encouraged that despite this decline we were able to maintain our overall profitability,” stated Tom Florsheim, Jr., Chairman and Chief Executive Officer, Weyco Group, Inc.  “Our retail division continues to perform well and our licensing revenues continue to grow.

          “The decision to discontinue the Florsheim FLS brand is consistent with our overall strategy to position Florsheim in better department stores and specialty shoe stores.  While our volume may suffer in the short-term, we feel that in the long run this will better enable us to achieve that goal.

          “Our Stacy Adams brand had a relatively flat quarter, and our dress shoe business remains strong.  We feel that Stacy Adams is positioned well, both from a product and distribution standpoint.

          “Nunn Bush sales reflect the challenging conditions in the men’s moderately priced footwear market.  We continue to focus on updating our product line with relevant styling that appeals to our Nunn Bush consumer.”

          The Company’s Board of Directors today declared a quarterly cash dividend of $.07 per share to all shareholders of record on June 1, 2005, payable July 1, 2005.  This represents a 27% increase over the previous quarterly dividend of $.05 1/2 per share.

          All share and per share amounts in this release have been adjusted to reflect the previously announced two-for-one stock split distributed to shareholders on April 1, 2005.

          Weyco Group will host a conference call on Monday, April 25, 2005, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail.  To participate in the call please dial (800) 901-5218, referencing passcode #62125725, five minutes before the start of the call.  A replay will be available for one week beginning about one hour after the completion of the call by dialing (888) 286-8010, referencing passcode #47218135. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at http://www.weycogroup.com .

          Weyco Group, Inc. designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, Nunn Bush NXXT, Brass Boot, Stacy Adams and SAO by Stacy Adams.  The Company also operates a small number of retail stores in the U.S. and Europe.

          This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC.  Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
For the three months ended March 31, 2005 and 2004

	2005	2004

NET SALES	$57,830,807	$61,743,369
COST OF SALES	37,209,141	40,484,710
Gross earnings	20,621,666	21,258,659
SELLING AND ADMINISTRATIVE EXPENSES	12,212,283	12,776,351
Earnings from operations	8,409,383	8,482,308
INTEREST INCOME	145,306	120,863
INTEREST EXPENSE	(73,268)	(167,485)
OTHER INCOME AND EXPENSE, net	(21,859)	(32,990)
Earnings before provision for income taxes	8,459,562	8,402,696
PROVISION FOR INCOME TAXES	3,260,000	3,250,000
Net earnings	$5,199,562	$5,152,696
WEIGHTED AVERAGE SHARES*
Basic	11,526,611	11,275,586
Diluted	11,978,328	11,675,146
EARNINGS PER SHARE*
Basic	$.45	$.46
Diluted	$.43	$.44
CASH DIVIDENDS PER SHARE*	$.055	$.05

*All share and per share amounts have been adjusted to reflect the two-for-one stock split distributed to shareholders on April 1, 2005.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31 2005	December 31 2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,997,366	$10,514,707
Marketable securities, at amortized cost	30,000	180,000
Accounts receivable, net	37,467,642	30,774,337
Inventories	35,124,238	47,620,220
Deferred income tax benefits	777,835	1,681,135
Prepaid expenses and other current assets	1,331,473	1,779,189
Total current assets	93,728,554	92,549,588
MARKETABLE SECURITIES, at amortized cost	12,479,176	11,123,795
OTHER ASSETS	13,893,105	13,904,006
PLANT AND EQUIPMENT, net	27,562,194	27,910,304
TRADEMARK	10,867,969	10,867,969
	$158,530,998	$156,355,662
LIABILITIES & SHAREHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Short-term borrowings	$10,011,955	$11,359,536
Accounts payable	6,927,415	6,661,241
Dividend payable	633,190	631,351
Accrued liabilities	5,083,975	8,496,615
Accrued income taxes	2,247,290	751,622
Total current liabilities	24,903,825	27,900,365
LONG-TERM PENSION LIABILITY	3,371,703	3,312,860
DEFERRED INCOME TAX LIABILITIES	5,324,026	5,394,516
SHAREHOLDERS’ INVESTMENT:
Common stock	8,977,124	4,440,565
Class B common stock	2,600,620	1,302,110
Capital in excess of par value	1,941,996	6,820,136
Reinvested earnings	111,034,907	106,747,060
Accumulated other comprehensive income	376,797	438,050
Total shareholders investment	124,931,444	119,747,921
	$158,530,998	$156,355,662

The March 31, 2005 balance sheet reflects the two-for-one stock split distributed to shareholders on April 1, 2005.

CONSOLIDATED STATEMENTS
OF CASH FLOWS (Unaudited)
For the three months ended March 31, 2005 and 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,199,562	$5,152,696
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	572,384	678,422
Amortization	13,481	48,649
Deferred income taxes	832,810	494,479
Deferred compensation	—	17,400
Pension expense	221,151	150,000
Loss (Gain) on sale of assets	1,017	(84,704)
Increase in cash surrender value of life insurance	(111,000)	(102,000)
Changes in operating assets and liabilities -
Accounts receivable	(6,693,305)	(8,935,422)
Inventories	12,495,982	6,991,068
Prepaids and other current assets	447,716	18,584
Accounts payable	266,174	(1,652,181)
Accrued liabilities and other	(3,500,302)	(2,103,152)
Accrued income taxes	1,495,668	2,492,032
Net cash provided by operating activities	11,241,338	3,165,871
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(2,905,250)	(1,412,909)
Proceeds from maturities of marketable securities	1,686,388	626,313
Purchase of plant and equipment	(239,799)	(345,023)
Proceeds from sales of plant and equipment	510	90,611
Net cash used for investing activities	(1,458,151)	(1,041,008)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(631,351)	(572,272)
Shares purchased and retired	(285,025)	—
Proceeds from stock options exercised	963,429	242,013
Repayments under revolving credit agreement	(1,347,581)	(2,975,170)
Net cash provided by financing activities	(1,300,528)	(3,305,429)
Net increase (decrease) in cash and cash equivalents	8,482,659	(1,180,566)
CASH AND CASH EQUIVALENTS at beginning of period	$10,514,707	$9,091,567
CASH AND CASH EQUIVALENTS at end of period	$18,997,366	$7,911,001
SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$938,949	$129,500
Interest paid	$109,254	$153,745

SOURCE  Weyco Group, Inc.
          -0-                              04/22/2005
          /CONTACT:  John Wittkowske, Senior VP and CFO of Weyco Group, Inc.,
+1-414-908-1880; or Rob Damron, Managing Director of 21st Century Equity
Advisors, +1-414-224-1668/
          /Web site:  http://www.weycogroup.com /